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Exhibit 99.1

Press Release October 19, 2005	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax

Steel Dynamics Announces Net Income
of $45 Million for Third Quarter

FORT WAYNE, INDIANA, October 19, 2005– Steel Dynamics, Inc. (NASDAQ: STLD) today announced third quarter 2005 earnings of $45 million, or $0.92 per diluted share, on net sales of $499 million. Third quarter results were steady, but are less than 2004’s record quarterly results which generated earnings of $114 million, or $2.01 per diluted share, and sales of $635 million achieved during a period of unusually strong industry conditions.

Third quarter 2005 consolidated shipments totaled 924,000 tons, up 3 percent from the third quarter of 2004 and also up 3 percent from the second quarter of 2005. SDI’s average consolidated selling price was $540 per ton, down 24 percent from the third quarter of 2004 and down 11 percent from the second quarter of 2005. Average cost per ton of scrap charged was down 19 percent from the second quarter.

Year-to-date 2005 earnings of $157 million, or $3.05 per diluted share, are 26 percent lower than the first nine months of 2004 which were $213 million, or $3.80 per diluted share. Year-to-date net sales for 2005 increased 5 percent to $1,615 million compared to $1,545 million in the first nine months of 2004, primarily as a result of increased steel shipments.

“Overall, our third quarter performance was solid, in spite of a variety of challenges including higher natural gas and electricity costs and disruptions in production indirectly caused by Hurricane Katrina,” said Keith Busse, President and CEO of Steel Dynamics. “On the other hand, we have seen positive developments in the steel marketplace.

“We have recovered from the shortage of hydrogen used by our Flat Roll Division for annealing, but we did experience somewhat lower margins for finished flat-roll products as we were unable to produce and ship cold-rolled, fully finished steel for several weeks. Although natural gas is a much less significant factor in our production process than for integrated steelmakers, we have incurred additional costs as a result of the recent spike in gas prices. Electrical energy purchased on the spot market saw increases in the third quarter as well, although much of our electricity consumption is purchased under long-term contract.

“On the positive side, compared to the first six months of this year, steel imports have slowed and steel service center inventories have adjusted to more normal levels, resulting in stronger factory order bookings and greater backlogs for our flat-rolled and structural steel divisions. Strong backlogs for wide-flange beams persisted through the quarter. The Structural & Rail Division again achieved record quarterly shipments and reduced its finished goods inventories significantly. Likewise, flat roll shipments were also strong. Pricing trends are positive for both of these product categories. New Millennium Building Systems, our joist-and-deck fabricating business, is experiencing robust demand and stronger pricing at both its Indiana and Florida facilities. After beginning operations in March 2005, thenew Lake City, Florida, plant became profitable in August.”

“The Bar Products Division experienced a slower quarter as shipping volume declined due to a fall-off in spot-market demand for our SBQ products. The Pittsboro team continues to make progress on new product certifications with major customers and in its negotiations for OEM annual contracts for 2006. We remain positive on the prospects for this segment of our business.”

During the third quarter, the company replaced its $230 million senior secured revolving credit facility with a five-year $350 million facility. The new facility is secured by substantially all of the company’s accounts receivable and inventories and also includes an option to increase the facility size by $100 million during the next five years. Costs related to this refinancing reduced the quarter’s earnings by approximately $0.02 per diluted share.

In July the Company completed the purchase of an additional 200,000 shares of its common stock, completing the repurchase programs authorized by the Board of Directors. During the past four quarters the company repurchased 7.5 million shares.

“Looking forward, we expect fourth quarter conditions to remain strong for the steel business,” Busse said. “Demand has improved for beams as a result of stronger non-residential construction activity. We expect shipments for flat-rolled steel and building systems to remain strong and we expect some recovery in our bar-steel business. Overall we are anticipating as much as a 20 percent increase in fourth quarter earnings.”

Additional Information

In connection with the recently announced merger of Steel Dynamics, Inc. (“SDI”) and Roanoke Electric Steel Corporation (“Roanoke”), SDI intends to file a registration statement on Form S-4, and SDI and Roanoke intend to file a related proxy statement/prospectus, in connection with the merger transaction involving SDI and Roanoke. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy statement/prospectus when they become available because they will contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SDI by contacting SDI Investor Relations at (260) 459-3553. Investors and security holders may obtain free copies of the documents filed with the SEC by Roanoke by contacting Roanoke Investor Relations at (540) 342-1831.

Roanoke, SDI and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Roanoke in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the registration statement of SDI and proxy statement/prospectus of SDI and Roanoke described above. Additional information regarding the directors and executive officers of SDI is also included in the SDI proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2005. Additional information regarding the directors and executive officers of Roanoke is also included in Roanoke's proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on December 21, 2004. These documents are available free of charge at the SEC's web site at www.sec.gov and from Investor Relations at SDI and Roanoke as described above.

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Conference Call and Webcast

On Thursday, October 20, 2005 at 11:00 am Eastern, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss third quarter 2005 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available from the SDI Web site.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Steel Dynamics, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended September 30, 2005		Nine Months Ended September 30, 2005

	2005	2004	2005	2004

Net Sales	$498,689	$634,741	$1,615,221	$1,544,543

Costs of goods sold	393,457	413,851	1,270,028	1,110,507
Selling, general, and administrative expenses	23,381	27,630	65,916	67,120

Operating Income	81,851	193,260	279,277	366,916

Interest expense	9,468	10,469	26,443	30,565
Other (income) expense, net	(1,450)	(458)	(2,203)	(5,704)

Income before income taxes	73,833	183,249	255,037	342,055

Income taxes	28,425	69,635	98,189	129,187

Net income	$45,408	$113,614	$156,848	$212,868

Basic earnings per share	$1.05	$2.29	$3.48	$4.32

Weighted average common shares outstanding	43,138	49,611	45,117	49,299

Diluted earnings per share,
including effect of assumed conversions	$.92	$2.01	$3.05	$3.80

Weighted average common shares
and share equivalents outstanding	50,138	56,881	52,146	56,546

Dividends declared per share (1)	$.10	$.15	$.30	$.15

(1)	Note:	Two separate payments of $0.075 were paid during the third quarter of 2004, representing both the second and third quarter 2004 dividend payments to shareholders.

Steel Dynamics, Inc.
UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended September 30, 2005		Nine Months Ended September 30, 2005		First Quarter	Second Quarter

	2005	2004	2005	2004	2005	2005

Shipments and Production Data (tons)
Shipments
Steel Operations*
Flat Roll Division	612,890	611,007	1,752,313	1,789,529	569,556	569,867
Structural & Rail Division	236,251	183,596	628,298	576,007	186,614	205,433
Bar Products Division	65,926	107,151	263,908	208,752	89,548	108,434

	915,067	901,754	2,644,519	2,574,288	845,718	883,734

Other Operations**	139,392	82,279	336,057	263,632	97,241	99,424
Intercompany	(130,534)	(85,549)	(306,422)	(251,978)	(89,816)	(86,072)

Consolidated shipments	923,925	898,484	2,674,154	2,585,942	853,143	897,086

Steel Operations* production	898,695	924,129	2,674,565	2,622,297	882,311	893,559

Average consolidated selling price per ton	$540	$706	$604	$597	$669	$608

* Steel Operations include the company’s Flat Roll Division, Structural and Rail Division and Bar Products Division

**Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics

Steel Dynamics, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

Assets	September 30, 2005	December 31, 2004

	(unaudited)
Current assets
Cash and equivalents	$30,604	$16,334
Accounts receivable	218,625	253,861
Inventories	379,486	381,488
Deferred income taxes	9,229	6,856
Other current assets	22,780	18,980

Total current assets	660,724	677,519

Property, plant and equipment, net	1,004,551	1,024,044

Restricted cash	1,588	989

Other assets	31,245	31,067

Total assets	$1,698,108	$1,733,619

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$111,188	$141,888
Accrued interest	3,043	8,796
Accrued expenses	62,950	75,750
Current portion of long-term debt	7,621	6,774

Total current liabilities	184,802	233,208

Long-term debt
Senior secured bank debt	30,000	—
Senior unsecured 9.5% notes	300,000	300,000
Subordinated convertible 4.0% notes	115,000	115,000
Other long-term debt	18,371	19,458
Unamortized bond premium	5,881	7,147

Total long-term debt	469,252	441,605

Deferred income taxes	225,454	209,215

Minority interest	944	2,469

Commitments and contingencies

Stockholders’ equity
Common stock	528	523
Treasury stock, at cost	(270,905)	(84,141)
Additional paid-in capital	404,345	390,505
Retained earnings	683,688	540,235

Total stockholders’ equity	817,656	847,122

Total liabilities and stockholders’ equity	$1,698,108	$1,733,619

Steel Dynamics, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30, 2005		Nine Months Ended September 30, 2005

	2005	2004	2005	2004

Operating activities:
Net income	$45,408	$113,614	$156,848	$212,868

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	25,059	21,735	68,468	64,143
Deferred income taxes	(602)	34,272	13,866	66,871
Minority interest	(91)	583	(1,525)	1,661
Changes in certain assets and liabilities:
Accounts receivable	20,742	(48,598)	35,236	(121,729)
Inventories	42,408	(5,620)	2,002	(101,294)
Accounts payable	18,058	24,519	(30,700)	66,154
Other working capital	(5,248)	12,518	(24,091)	18,430

Net cash provided by operating activities	145,734	153,023	220,104	207,104

Investing activities:
Purchase of property, plant and equipment	(8,799)	(18,156)	(45,355)	(72,817)

Financing activities:
Issuance of long-term debt	31,101	162	268,706	164,284
Repayment of long-term debt	(127,640)	(17,450)	(240,212)	(220,857)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	1,008	7,244	13,845	21,869
Purchase of treasury stock	(6,340)	189	(186,764)	(49)
Dividends paid	(4,363)	(3,719)	(13,966)	(3,719)
Debt issuance costs	(1,742)	(60)	(2,088)	(1,571)

Net cash used in financing activities	(107,976)	(13,634)	(160,479)	(40,043)

Increase in cash and equivalents	28,959	121,233	14,270	94,244
Cash and equivalents at beginning of period	1,645	38,441	16,334	65,430

Cash and equivalents at end of period	$30,604	$159,674	$30,604	$159,674